Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ4 2021 Earnings Call Transcripts
Tuesday, May 10, 2022 12:30 PM GMT

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	2

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022

Call Participants

EXECUTIVES

Michael C. Willoughby
President & CEO and Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

ATTENDEES
Jackie Keshner

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	3

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022

Presentation

Operator

Good morning, everyone, and thank you for participating in today's conference call to discuss PFSweb's Q4 and full year 2021 results. Joining us today are PFSweb's CEO, Mike Willoughby; the COO and President of PFS, Zach Thomann; the company's CFO, Tom Madden; and the company's Investor Relations adviser, Jackie Keshner with Gateway Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Ms. Keshner for some introductory comments.

Jackie Keshner

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, targets, projects and other similar expressions typically are used to identify forward-looking statements. The full disclaimer related to forward-looking statements as well as certain non-GAAP metrics used in our filings in this presentation can be found in the company's 10-K and Investors section of the PFSweb website under safe harbor statement.

I would like to remind everyone that this call will be available for replay until May 31, 2022, starting today at 11:30 a.m. Eastern Time. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
President & CEO and Director

Thank you, Jackie, and good morning, everyone. As we indicated on our last earnings call and in our press release announcing Q3 2021 results, we have been working hard to become fully current with our quarterly and annual filings. This has not been easy given the complex accounting and tax implications associated with the sale of the LiveArea global business to Merkle which was completed in late August of last year. Nevertheless, we are pleased that we are completing this work according to the schedule we have consistently indicated, and we look forward to putting these delays behind us.

On our last call in February of this year, we covered much of the detail around full year 2021 results, so I won't rehash everything here. As we noted, our PFS business saw strong momentum in 2021 on top of the significant value generated by the LiveArea transaction. Despite pandemic and macroeconomic headwinds, the PFS business performed well from an operational perspective. We are also seeing positive momentum in the business in 2022 and have excellent opportunities to leverage substantial e-commerce fulfillment tailwinds in our industry and expand our fulfillment services this year. Zach will have more detail about this later in the call.

Now let me touch on our strategic alternatives process and the near-term capital allocation and restructuring priorities that we have. First, we have substantially concluded our obligations to Merkle under a transition services agreement, or TSA. Immediately following the closing of the transaction and continuing through Q1 of '22 and into Q2, we continue to provide various critical business support functions to Merkle as the LiveArea business and operations were fully transitioned. As we have recently concluded those various activities, we have made operational adjustments and significant cost reductions related to support of the TSA.

Second, we concluded our engagement with G2 Capital Advisors to develop a comprehensive reorganization plan to reflect the needs of the business after the LiveArea transaction and to align with our strategic alternative review process. Based on the playbook we created with G2, we have identified and taken demonstrable actions to optimize our business structure to meet the needs of the PFS business and significantly reduce corporate overhead associated with our previous holding company style organizational structure and also the overhead required to support the Merkle TSA.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	4

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022
Third, with the filing of our delayed 10-K, we have substantially completed the complex accounting and tax work associated with the sale of the LiveArea global business to Merkle. While we will remain diligent in our efforts to complete the Q1 '22 close and associated filing of our 10-Q by mid-June, we are looking forward to moving past the considerable effort associated with the LiveArea transaction and the associated delays to focus all our financial attention on completing the structural and operational optimization of our business, including the disposition of our corporate headquarters, taking full advantage of the client growth and sales momentum in the business, and supporting the strategic alternatives process.

With a number of these items now behind us, we can focus even more on our work with Raymond James, on the review of a full range of strategic alternatives for PFSweb. While we do not have a specific time line to disclose for the completion of the process at this point, it is our foremost strategic initiative. As we have stated before, we believe the PFS business is an attractive platform, and our focus is creating additional shareholder value and returning to shareholders the significant amount of capital we currently hold.

Now a brief word on what's next with the Nasdaq compliance process. As previously communicated, we received a notice from the Nasdaq Stock Market on March 18, 2022, notifying us that we were not in compliance with the periodic filing requirements for continued listing because our annual report on Form 10-K for the year ended December 31, 2021, was not filed with the Securities and Exchange Commission by the required due date of March 16, 2022. Nasdaq provides us with 60 calendar days until May 17, 2022, to submit a plan to regain compliance.

With our filing of the 2021 10-K on May 9, 2022, we have now regained compliance. However, as a result of these delayed filings with the Securities and Exchange Commission of our 2021 10-K, we expect the filing with the SEC of our quarterly report on Form 10-Q for the period ended March 31, '22, which is due on May 10, today, 2022, will be delayed for the same reasons that caused the delays of the '21 10-K filing, and we expect to receive a notice to this effect.

Importantly, we do not anticipate this notice will result in an immediate impact on the trading status or listing of the company's shares. We continue to work diligently to complete our first quarter 2022 and continue to target filing the document by mid-June 2022, after which we anticipate maintaining compliance with our SEC reporting obligations and Nasdaq listing requirements.

Finally, before turning the call over to Tom, let me say a few words about the ongoing tragic situation in Ukraine. Our thoughts go out to all of those who are impacted, and we earnestly hope for a swift end to the conflict. I do want to note that this situation has had no impact on our business and operations.

With that, I will turn it over to Tom to discuss the financials in further detail. Tom?

Thomas J. Madden
Executive VP & CFO

Thank you, Mike. As you will see in our non-GAAP PFS presentation, our Q4 2021 service fee equivalent revenue, or SFE revenue, for the PFS operations business was $63.1 million compared to $61 million during the same period in 2020. Our full year 2021 total SFE PFS operations revenue increased 7% to $187.7 million compared to $176.1 million for 2020, which is within the previously provided guidance range of 5% to 10% for our CY 2021 annual targeted PFS SFE revenue growth.

As we have previously noted, our 2020 SFE revenue was favorably impacted by nonrecurring revenue associated with our clients' retail store closures in Q2 through Q4 of 2020, which we estimated to be in the range of $10 million to $12 million in total incremental SFE revenue contribution to us across those periods. We are encouraged by the CY 2021 annual growth in the PFS core business, especially considering the incremental revenue generated from the store closure events in 2020.

Our PFS operations 2021 Q4 gross profit was $15.6 million, with a gross margin of 24.2% of PFS revenue -- service fee revenue compared to a gross profit of $13.1 million with a gross margin of 21.1% of PFS SFE revenue in the year ago period. Our 2021 total PFS operations gross profit was $45.6 million, resulting in a gross margin of 24.4% for the year, as compared to a gross profit of $44.6 million, with a gross margin of 25.5% for 2020.

The decline in 2021 gross margin compared to 2020 is consistent with the expectations we forecasted in the March and May conference calls last year. We instituted pricing adjustments in new and existing client contracts, rebalanced client volume across our U.S. fulfillment network, reduced the concentration in Memphis and negotiated COVID and holiday surcharges to help moderate the impact of these 2021 gross margin pressures.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	5

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022
The mix-related changes in the business compared to 2019 has resulted in a continued increase in the percentage of fulfillment and contact center revenues. This will likely result in long-term overall gross margins that are more aligned with gross margins for these core services, which tend to range between 20% and 25%.

While we have seen some expected gross margin reduction, we achieved an estimated 2021 PFS pro forma stand-alone adjusted EBITDA percentage of approximately 9%, which is in the midpoint of our previously estimated target of 8% to 10%. Note that the PFS pro forma stand-alone adjusted EBITDA metric refers to our estimated adjusted EBITDA profitability for the PFS business as if we were operating in a nonpublic environment without current certain corporate overhead costs.

Our actual consolidated adjusted EBITDA from continuing operations in the fourth quarter of 2021 was $5.0 million compared to an adjusted EBITDA contribution of $3.0 million in the comparable quarter of calendar year 2020. Our capital expenditures for PFS in Q4, including assets acquired under long-term debt and finance leases, were approximately $2.9 million and were $9.8 million for the full year 2021, primarily driven by the ramping operations at our new fulfillment center and other capacity expansions, and this also falls within our previously stated expectation. We currently expect to have capital expenditures in the $8 million to $10 million range for calendar year 2022 as well to continue to support our growth, especially in relation to our expanded fulfillment footprint.

Our liquidity position as of December 31, 2021, includes over $152 million of cash and only approximately $0.3 million of debt. As previously discussed, we did pay approximately $30 million of income tax payments during the December 2021 quarter as a result of the large gain from the LiveArea sale. But once again, on an overall basis, we are in a very strong liquidity position.

For our calendar year 2022 outlook, we are reiterating our previously stated 2022 targets, which includes a targeted annual SFE revenue growth in the 5% to 10% range. Through a combination of expected continued organic growth from existing clients, strong bookings and a robust sales pipeline, we are optimistic that we can achieve PFS operations SFE revenue growth at the upper end of this targeted range. The company also continues to target 2022 estimated PFS stand-alone adjusted EBITDA percentage of service fee revenue to be within the range of 8% to 10%.

Just one additional comment regarding our calendar year 2022 outlook. As we have disclosed in our recent 10-Qs and our 10-K, we expect the March 2022 quarter to be the last quarter where we generate product revenues under our client arrangement with Ricoh. As we have been discussing over the past several years, this product revenue activity continued to decrease. And it came down to approximately $18 million in calendar year 2021. And it made sense for both us and Ricoh, for Ricoh to transition to its own model going forward.

While it will create a little confusion in our comparative financial analysis in the short term, we truly believe this is beneficial in the long run as this product revenue activity and its low gross margin percentage was very confusing to our PFSweb financial investor audience. This change will have minimal impact to our comparative consolidated adjusted EBITDA results, and I'm sure that many of our analysts and investors on this call are pleased to see us transition away from this product revenue activity.

I will now turn the call over to Zach to provide an operations and sales update for the business as we wrapped up the year and recently announced some record setting results. Zach?

R. Zach Thomann
Executive VP & COO

Thanks, Tom. As I noted on our last call, we closed out 2021 with strong operational performance and continued momentum from new sales bookings. To reiterate a few highlights. We had 15 new bookings during calendar year 2021 were $27.1 million in estimated average annual contract value comprised of new brand launches from both existing client expansions and from net new client expansion with the continued trend of larger fulfillment scope with new clients taking advantage of multinode fulfillment offerings and the combination of business-to-business and direct-to-consumer fulfillment within a single program.

We also set a new company fulfillment record by shipping over 29 million orders in 2021, in addition to eclipsing our single-day fulfillment record on Cyber Monday of 2021 by fulfilling 387,000 orders. We opened a new 170,000 square foot fulfillment center in North Las Vegas, Nevada in the second quarter and had the expansion within PFS' existing facility in Irving, Texas in the third quarter. We believe that remaining committed to these following priorities, we will remain on the path to achieve top line growth in 2022: one, expanding our multinode fulfillment strategy to better serve our clients' customers; two, drive our Fulfillment-as-a-Service product offering to allow for more dynamic and flexible fulfillment networks; and three, convert a very strong sales pipeline for continued growth.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	6

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022

Throughout the first quarter of 2022, we have booked 7 new engagements worth approximately $6.8 million in average annual contract value, underscoring the excitement -- exciting growth within the business. These new bookings continue to be led by fulfillment services with a mix of both established brands and emerging brands, driven within our core industry verticals of health and beauty, apparel, jewelry and CPG across both North America and Europe. We expect to continue to see higher ACV, or average contract value, and bookings, thanks to our operational success and our sales pipeline expansion initiative.

As we have discussed, we continue to be impacted by inflationary wage environment. We are working to combat these challenges through productivity enhancements and contract pricing changes, some of which were implemented late in quarter 1 and into quarter 2. We will continue to assess further opportunities here in an effort to minimize the overall impact to our service fee gross margins for the year. Based on these ongoing initiatives, we remain confident in our full year 2022 service fee equivalent revenue and adjusted EBITDA guidance. With that, we'll now open up the call for Q&A.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	7

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022
Question and Answer

Operator

[Operator Instructions] And our first question comes from the line of George Sutton with Craig-Hallum.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

This is Adam on for George. Mike, it sounds like there's a lot of great progress underway. I was curious, though, it certainly felt like we were an incredible sellers market last year. I was hoping you could kind of provide an update about the environment today as you see it? And what has changed and where you're getting excited?

Michael C. Willoughby
President & CEO and Director

Well, I think you're right, Adam. It was an interesting year last year with a very dynamic environment, a lot of deals getting done. So I think we have a pretty good idea what the market thought of values and where sort of the benchmarks were set. I would say that we also saw at the same time some pressure in the back half of the year as people were wondering how the holiday season would be with some of the sort of inflationary pressures already coming to bear with questions around coming off of a COVID year in 2020, what would '21 look like.

And so we felt like it was really important to post a really strong result for Q4 of '21 and also takes stock of what we think about '21 with regard to industry trends. And what we saw was a return to the normal ordering pattern, where you have 3 quarters of relative stability and then the crazy Q4, the sort of rodeo holiday period that we typically see. And for us, the most important thing was supposed to post a really, really good result, which we did. Some of the stats that Zach announced, I think, are not necessarily indicative of how everybody performed during the holiday season. So that gives us a lot of operational strength that strengthens our sales pipeline because of the referrals that we get from other businesses, and it puts us in a really strong position.

And then I also think that as we go into this year and we think about just some of the uncertainty, the fact that we have a business that's operating really well and continues to operate well puts us in a great position to sort of stand above some of the -- of our other competitors as we think about just the market.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

That's great. And just another comment on the reduced corporate overhead. Is there any more room to go there? Or do you feel that you've recovered as much as you could from that endeavor?

Michael C. Willoughby
President & CEO and Director

No, I think it's an ongoing process. And one of the biggest items that I called out specifically is the disposition of our corporate headquarters. We've talked about it a couple of times in the last 2 releases, as a big item 4, making improvements, both because of the sale of LiveArea and the fact that we don't need that space any longer for those former teammates, as well as the post-COVID reality of our hybrid work environment and also just the cultural alignment that we have as an objective to have our people as close to our real business as possible. We've made a decision to have all of our corporate offices co-located with production operations centers. In fact, we're doing this conference call from one of our distribution centers today.

That means we have a corporate headquarters, which is largely unoccupied. And so we will continue, over the next 30 to 45 days to dispose of that building, hopefully through a sublease type arrangement. That's our primary objective. That's the largest single item left on the list. But there are continued -- there do continue to be other opportunities to continue to optimize the business. And our objective is to try to do that work prior to Q4 of this year, so that we're going into Q4 focused and optimized.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	8

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022
Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

And final question for me. With respect to returning cash to shareholders, how should investors think about that? Is that a separate and completely independent process from the strategic review? Or is that hand-in-hand?

Michael C. Willoughby
President & CEO and Director

No, it's hand in hand. In our view, I think we've said in the past is that the most efficient way to return capital to our shareholders would be through a subsequent transaction, which is obviously one of the things that is on the list, maybe at the top of the list of the valuation. There are other mechanisms to do that. We will be asking Raymond James to -- as they look at the market and opportunities and work with us to help us understand both with regard to timing, certainty and also efficiency, what would be the best next step for us to take to do that.

But as I mentioned, it is our top priority. So having accomplished the heavy lifting of accounting for the LiveArea transaction, remaining focused on getting our Q1 filed by mid-June, according to our time line. It does allow us to focus on that process and working with Raymond James to move to conclusion.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
President & CEO and Director

Thank you, Ingrid. I'd like to thank everyone that attended the call this morning, recognizing it's an early call. And we look forward to speaking again in mid-June. Thank you, everybody.

Operator

That does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	9

PFSWEB, INC. FQ4 2021 EARNINGS CALL | MAY 10, 2022

Copyright © 2022 by S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.

These materials have been prepared solely for information purposes based upon information generally available to the public and from sources believed to be reliable. No content (including index data, ratings, credit-related analyses and data, research, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of S&P Global Market Intelligence or its affiliates (collectively, S&P Global). The Content shall not be used for any unlawful or unauthorized purposes. S&P Global and any third-party providers, (collectively S&P Global Parties) do not guarantee the accuracy, completeness, timeliness or availability of the Content. S&P Global Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON "AS IS" BASIS. S&P GLOBAL PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall S&P Global Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the Content even if advised of the possibility of such damages. S&P Global Market Intelligence's opinions, quotes and credit-related and other analyses are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. S&P Global Market Intelligence may provide index data. Direct investment in an index is not possible. Exposure to an asset class represented by an index is available through investable instruments based on that index. S&P Global Market Intelligence assumes no obligation to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. S&P Global Market Intelligence does not act as a fiduciary or an investment advisor except where registered as such. S&P Global keeps certain activities of its divisions separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain divisions of S&P Global may have information that is not available to other S&P Global divisions. S&P Global has established policies and procedures to maintain the confidentiality of certain nonpublic information received in connection with each analytical process.

S&P Global may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P Global reserves the right to disseminate its opinions and analyses. S&P Global's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P Global publications and third-party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees. © 2022 S&P Global Market Intelligence.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	10